Exhibit 4.1

FOURTH AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

among

Boxabl Inc.,

a Nevada corporation

and

EACH PERSON IDENTIFIED ON SCHEDULE A

dated effective as of

October 2, 2023

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TABLE OF CONTENTS

(continued)

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FOURTH AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

This Fourth Amended and Restated Stockholders Agreement (this “Agreement”), dated effective as of October 2, 2023 (the “Effective Date”), is entered into among Boxabl Inc., a Nevada corporation (the “Company”), each Person identified on Schedule A attached hereto (each, a “Current Stockholder” and collectively, the “Current Stockholders”), and each other Person who after the date hereof acquires Shares of the Company and becomes a party to this Agreement by executing a Joinder Agreement (all such Persons, collectively with the Current Stockholders, the “Stockholders”).

RECITALS

WHEREAS, the Company was originally organized as a Nevada limited liability company on December 2, 2017;

WHEREAS, on June 16, 2020, the Initial Stockholders caused the Company to be converted to a Nevada corporation for the purposes of continuing to conduct and operate the Business;

WHEREAS, on June 16, 2020, the Company entered into that certain Stockholders Agreement by and among the Company and certain stockholders party thereto (the “Original Stockholders Agreement”), as amended, restated, and replaced in its entirety by that certain Amended and Restated Stockholders Agreement, dated February 24, 2021 (the “Amended and Restated Stockholders Agreement”), and as further amended, restated, and replaced in its entirety by that certain Second Amended and Restated Stockholders Agreement, dated April 7, 2022 (the “Second Amended and Restated Stockholders Agreement”), and as further amended, restated, and replaced in its entirety by that certain Third Amended and Restated Stockholders Agreement, dated May 1, 2023 (the “Third Amended and Restated Stockholders Agreement”); and

WHEREAS, the Company and the Stockholders deem it in their best interests and in the best interests of the Company to (a) set forth in this Fourth Amended and Restated Stockholders Agreement their respective rights and obligations in connection with their investment in the Company, and (b) amend, restate, and replace in its entirety, the Third Amended and Restated Stockholders Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings specified or referenced in this Section 1.01.

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“Act” means Chapter 78 of the Nevada Revised Statutes, as amended from time to time and including any successor legislation thereto and any regulations promulgated thereunder.

“Affiliate” means with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Agreement” has the meaning set forth in the preamble.

“Amended and Restated Stockholders Agreement” has the meaning set forth in the recitals.

“Applicable Law” means all applicable provisions of: (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations, or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Articles of Incorporation” means the articles of incorporation of the Company, as amended, modified, supplemented, or restated from time to time in accordance with the terms of this Agreement.

“Board” has the meaning set forth in Section 2.01(a).

“Business” means the design and manufacture of construction technology.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in the State of Nevada are authorized or required to close.

“Bylaws” means the bylaws of the Company, as amended, modified, supplemented, or restated from time to time in accordance with the terms of this Agreement.

“Common Stock” means the common stock of the Company that have been designated as Common Stock, with voting rights and other rights and privileges as set forth in the Bylaws.

“Company” has the meaning set forth in the preamble.

“Confidential Information” has the meaning set forth in Section 4.02(a).

“Corporate Opportunity” has the meaning set forth in Section 4.01.

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“Current Stockholder” and “Current Stockholders” have the meanings set forth in the Preamble.

“Director” has the meaning set forth in Section 2.01(a).

“Drag Along Notice” has the meaning set forth in Section 3.04(b).

“Drag Along Right” has the meaning set forth in Section 3.04(a). “Effective Date” has the meaning set forth in the preamble.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Excluded Securities” means any Shares or other equity securities issued in connection with: (a) a grant to any existing or prospective consultants, employees, officers, or Directors pursuant to any stock option, employee stock purchase, or similar equity-based plans or other compensation agreement; (b) the exercise or conversion of options to purchase Shares, or Shares issued to any existing or prospective consultants, employees, officers, or Directors pursuant to any stock option, employee stock purchase, or similar equity-based plans or any other compensation agreement; (c) any acquisition by the Company of the shares of stock, assets, properties, or business of any Person; (d) any merger, consolidation, or other business combination involving the Company; (e) a share split, share dividend, or any similar recapitalization; or (f) any issuance of Financing Equity, in each case, approved in accordance with the terms of this Agreement.

“Family Member” means with respect to any Stockholder that is an individual, such Stockholder’s Spouse, parent, sibling, descendant (including adoptive relationships and stepchildren), and the Spouses of each such individuals.

“Financing Equity” means any Shares, warrants, or other similar rights to purchase Shares issued to lenders or other institutional investors (excluding the Stockholders) in any arm’s length transaction providing debt financing to the Company.

“Fiscal Year” means the fiscal year of the Company fixed by resolution of the Board.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Galiano” means Galiano Tiramani, an individual resident of the State of Nevada and an Initial Stockholder of the Company.

“Government Approval” means any authorization, consent, approval, waiver, exception, variance, order, exemption, publication, filing, declaration, concession, grant, franchise, agreement, permission, permit, or license of, from, or with any Governmental Authority, the giving of notice to, or registration with, any Governmental Authority, or any other action in respect of any Governmental Authority.

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“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Governing Documents” means the Articles of Incorporation and the Bylaws.

“Initial Public Offering” means any offering of Shares pursuant to a registration statement filed in accordance with the Securities Act.

“Initial Stockholder” means each of Paolo and Galiano. “Initial Stockholders” means, collectively, Paolo and Galiano.

“Joinder Agreement” means the joinder agreement in form and substance of Exhibit A attached hereto.

“Lien” means any lien, claim, charge, mortgage, pledge, security interest, option, preferential arrangement, right of first offer, encumbrance, or other restriction or limitation of any nature whatsoever.

“Marital Relationship” means a civil union, domestic partnership, marriage, or any other similar relationship that is legally recognized in any jurisdiction.

“Non-Initial Stockholder” means each Stockholder, other than the Initial Stockholders, who acquires Shares of the Company and becomes a party to this Agreement after the Effective Date by executing a Joinder Agreement.

“Offered Shares” has the meaning set forth in Section 3.03(a).

“Offering Stockholder” has the meaning set forth in Section 3.03(a).

“Offering Stockholder Notice” has the meaning set forth in Section 3.03(b).

“Original Stockholders Agreement” has the meaning set forth in the recitals.

“Paolo” means Paolo Tiramani, an individual resident of the State of Nevada and an Initial Stockholder of the Company.

“Permitted Transferee” means (i) with respect to any Initial Stockholder that is an entity, any Affiliate of such Initial Stockholder; and (ii) with respect to any Initial Stockholder who is an individual: (a) any Family Member of such Initial Stockholder, (b) a trust under which the distribution of Shares may be made only to such Initial Stockholder or any Family Member of such Initial Stockholder, (c) a charitable remainder trust, the income from which will be paid to such Initial Stockholder during his or her life, (d) a corporation, partnership, or limited liability company, the stockholders, partners, or members of which are only such Initial Stockholder or Family Members of such Initial Stockholder, or (e) such Initial Stockholder’s executors, administrators, testamentary trustees, legatees, distributees, or beneficiaries by will or by the laws of intestate succession.

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“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Preferred Stock” means the non-voting stock of the Company that have been designated as Preferred Stock, with the rights and privileges as defined in the Bylaws. Preferred Stock includes those series that have been classified as Non-Voting Series A Preferred Stock, Non- Voting Series A-1 Preferred Stock, Non-Voting Series A-2 Preferred Stock, Non-Voting Series A- 3 Preferred Stock, and any other series of Preferred Stock that may be classified by the Company.

“Purchasing Stockholder” has the meaning set forth in Section 3.03(d).

“Public Offering” means any underwritten public offering pursuant to a registration statement filed in accordance with the Securities Act.

“Related Party Agreement” means any agreement, arrangement, or understanding between the Company and any Stockholder or any Affiliate of a Stockholder or any Director, officer, or employee of the Company, as such agreement may be amended, modified, supplemented, or restated in accordance with the terms of this Agreement.

“Remaining Stockholder” has the meaning set forth in Section 3.04(a).

“Representative” means, with respect to any Person, any and all directors, managers, members, partners, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

“ROFR Notice” has the meaning set forth in Section 3.03(c).

“ROFR Notice Period” has the meaning set forth in Section 3.03(c).

“SEC” means the Securities and Exchange Commission.

“Second Amended and Restated Stockholders Agreement” has the meaning set forth in the recitals.

“Secondary ROFR Notice Period” has the meaning set forth in Section 3.03(d).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Selling Stockholder” has the meaning set forth in Section 3.04(a).

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“Shares” means shares of authorized stock of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any share split, dividend, or combination, or any reclassification, recapitalization, merger, consolidation, exchange, or similar reorganization.

“Share Equivalents” means any warrants, options, convertible notes, or any other securities that could be used, exercised or converted into Shares.

“Spouse” means a spouse, a party to a civil union, a domestic partner, a same-sex spouse or partner, or any individual in a Marital Relationship with a Stockholder.

“Stockholders” has the meaning set forth in the preamble.

“Subsidiary” means with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Supermajority Approval” means with respect to any matter that must be approved by the Stockholders pursuant to this Agreement: (a) the affirmative vote of Stockholders holding at least 60% of the issued and outstanding Voting Shares; or (b) the written consent of the Stockholders holding at least 60% of the issued and outstanding Voting Shares.

“Third Amended and Restated Stockholders Agreement” has the meaning set forth in the recitals.

“Third Party Purchaser” means any Person who, immediately prior to the contemplated transaction: (a) does not, directly or indirectly, own or have the right to acquire any outstanding Shares; and (b) is not a Permitted Transferee.

“Transfer” means to, directly or indirectly, sell, transfer, assign, gift, pledge, encumber, hypothecate, or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option, or other arrangement or understanding with respect to the sale, transfer, assignment, gift, pledge, encumbrance, hypothecation, or similar disposition of, any Shares owned by a Person or any interest (including a beneficial interest) in any Shares owned by a Person. “Transfer” when used as a noun shall have a correlative meaning.

“Voting Shares” means the Common Stock of the Company.

“Waived ROFR Transfer Period” has the meaning set forth in Section 3.03(f).

Section 1.02 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and Exhibits and Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

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ARTICLE II

MANAGEMENT AND OPERATION OF THE COMPANY

Section 2.01 Board of Directors.

(a) Subject to Section 2.02, the Stockholders agree that the business and affairs of the Company shall be managed through a board of directors (the “Board”), which initially consisted of three (3) members (each, a “Director”). As of September 1, 2023, the size of the Board had increased to seven (7) Directors, consisting of Paolo and Galiano, and five (5) independent Directors elected by the majority of Stockholders and each appointed to serve a one year term. Following the date hereof, the number of Directors serving on the Board may increase or decrease from time to time in accordance with this Agreement.

(b) Subject to the other provisions of this Section 2.01(b), so long as: (i) Paolo owns any issued and outstanding voting Shares, he shall have the right to designate one Director; (ii) Galiano owns any issued and outstanding voting Shares, he shall have the right to designate one Director; and (iii) Paolo and Galiano each own any issued and outstanding voting Shares, Paolo and Galiano may mutually agree upon and designate an additional Director. Notwithstanding the foregoing, upon the Transfer (whether through one transaction or a series of transactions) by Paolo or Galiano of more than 50% of the issued and outstanding voting Shares that Paolo or Galiano (as applicable) owns as of (i) the date of this Agreement, or (ii) the date of such Transfer, whichever is greater (the “Share Reference Date”), to one or more Permitted Transferees: (A) if such Transfer results in any Permitted Transferee owning more than 50% of the issued and outstanding voting Shares that Paolo or Galiano (as applicable) owns as of the Share Reference Date, then Paolo or Galiano (as applicable) shall be deemed to have automatically assigned (without further action or notice on the part of any Person) his portion of the foregoing Director-designation rights to such Permitted Transferee; and (B) if such Transfer does not result in any Permitted Transferee owning more than 50% of the issued and outstanding voting Shares that Paolo or Galiano (as applicable) owns as of the Share Reference Date, then, upon written notice to the Company, Paolo or Galiano (as applicable) may (but shall not be required to) (I) assign his portion of the foregoing Director-designation rights to any Permitted Transferee who receives voting Shares in connection with such Transfer or (II) terminate his portion of the foregoing Director-designation rights. For avoidance of doubt, if Paolo or Galiano (as applicable) elects not to transfer or terminate his portion of the foregoing Director-designation rights in connection with a Transfer of more than 50% (but not more than 50% to any one Permitted Transferee) of the issued and outstanding voting Shares that Paolo or Galiano (as applicable) owns as of the Share Transfer Date, to a Permitted Transferee (or if Paolo or Galiano (as applicable) does not notify the Company of his election to transfer or terminate his portion of such rights in connection with such a Transfer), then such Director-designation rights shall: (i) be retained by Paolo or Galiano (as applicable), if he continues to own any issued and outstanding voting Shares following such Transfer; or (ii) automatically cease, if Paolo or Galiano (as applicable) no longer owns any issued and outstanding voting Shares following such Transfer. For purposes of this Section 2.01, each reference to an “Initial Stockholder” shall be deemed to include any Permitted Transferee who succeeds to an Initial Stockholder’s Director-designation rights in accordance with this Section 2.01(b). Director shall hold office until the earlier to occur of: (i) the next annual stockholders’ meeting at which time such Director’s successor is designated by the Initial Stockholder that designated such Director as set forth in this Section 2.01(b); or (ii) such Director’s term of office expires as set forth in this Section 2.01(b). In the event an Initial Stockholder ceases to own any issued and outstanding voting Shares, then (i) such Initial Stockholder shall cease to have the right to designate any Directors pursuant to this Section 2.01(b); (ii) the term of office of the Director designated exclusively by such Initial Stockholder shall expire; (iii) the Directors remaining in office shall decrease the size of the Board to eliminate the resulting Director vacancy; and (iv) the remaining Initial Stockholder shall thereafter have the right to appoint two (2) Directors so long as such remaining Initial Stockholder owns any issued and outstanding voting Shares.

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(c) In the event a Non-Initial Stockholder acquires at least fifteen percent (15%) of the issued and outstanding voting Shares, then the Board shall be expanded by one (1) Director and such Non-Initial Stockholder (“Designating Stockholder”) shall have the right to designate the new Director. Thereafter, in the event the Designating Stockholder ceases to own at least fifteen percent (15%) of the issued and outstanding voting Shares, then: (i) such Designating Stockholder shall cease to have the right to designate a Director pursuant to this Section 2.01(c); (ii) the term of office of the Director designated by such Designating Stockholder shall expire; and (iii) the Directors remaining in office shall decrease the size of the Board to eliminate the resulting Director vacancy.

(d) The Initial Stockholders shall have the sole discretion to increase or decrease the number of Directors on the Board; provided, that the provisions set forth in Section 2.01(b) and 2.01(c) shall not be affected in a decision to decrease the size of the Board. In the event the Initial Stockholders determine that it is in the best interest of the Company to increase the size of the Board, the new Director or Directors shall be voted upon and elected by a majority of the Stockholders at the next annual meeting.

(e) Each Stockholder shall vote all Shares over which such Stockholder has voting control and shall take all other necessary or desirable actions within such Stockholder’s control (including in its capacity as stockholder, director, member of a board committee, or officer of the Company, or otherwise, and whether at a regular or special meeting of the Stockholders or by written consent in lieu of a meeting) to elect to the Board any individual designated by an Initial Stockholder or a Designating Stockholder, as the case may be, pursuant to Section 2.01(b), Section 2.01(c) and Section 2.01(d).

(f) Each Initial Stockholder and Designating Stockholder, as the case may be, shall have the right at any time to remove (with or without cause) any Director designated by such Stockholder for election to the Board and each other Stockholder shall vote all Shares over which such Stockholder has voting control and shall take all other necessary or desirable actions within such Stockholder’s control (including in its capacity as stockholder, director, member of a board committee, or officer of the Company, or otherwise, and whether at a regular or special meeting of the Stockholders or by written consent in lieu of a meeting) to remove from the Board any individual designated by such Initial Stockholder or Designating Stockholder that such Initial Stockholder or Designating Stockholder desires to remove pursuant to this Section 2.01(f). Except as provided in the preceding sentence, unless an Initial Stockholder or Designating Stockholder otherwise consents in writing, no other Stockholder shall take any action to cause the removal of any Directors designated by such Initial Stockholder or Designating Stockholder.

(g) Any Director may resign at any time from the Board by delivering his or her written resignation to the Board. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The Board’s acceptance of a resignation shall not be necessary to make it effective.

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(h) Subject to Section 2.01(b), Section 2.01(c) and Section 2.01(d), in the event a vacancy is created on the Board at any time and for any reason (whether as a result of death, disability, retirement, resignation pursuant to Section 2.01(g), or removal pursuant to Section 2.01(f)), the Initial Stockholder or Designating Stockholder that designated such Director (or the Initial Stockholders that mutually agreed upon such Director in accordance with Section 2.01(b)) shall have the right to designate a different individual to replace such Director and each other Stockholder shall vote all Shares over which such Stockholder has voting control and shall take all other necessary or desirable actions within such Stockholder’s control (including in its capacity as stockholder, director, member of a board committee, or officer of the Company, or otherwise, and whether at a regular or special meeting of the Stockholders or by written consent in lieu of a meeting) to elect to the Board such individual designated by such Initial Stockholder or Designating Stockholder, as the case may be.

(i) The Board shall have the right to establish any committee of Directors as the Board shall deem appropriate from time to time. Subject to this Agreement, the Governing Documents, and Applicable Law, committees of the Board shall have the rights, powers, and privileges granted to such committee by the Board from time to time.

Section 2.02 Voting Arrangements. In addition to any vote or consent of the Board or the Stockholders of the Company required by Applicable Law, including the Act, without Supermajority Approval, the Company shall not, and shall not enter into any commitment to:

(a) amend, modify, restate, or waive any provisions of the Articles of Incorporation or Bylaws;

(b) (i) make any material change to the nature of the Business conducted by the Company; or (ii) enter into any business other than the Business;

(c) enter into or effect any transaction or series of related transactions involving the repurchase, redemption, or other acquisition of Shares from any Person, in each case, other than any Excluded Securities approved in accordance with the terms of this Agreement or as otherwise contemplated by the terms of this Agreement;

(d) incur any indebtedness, pledge or grant Liens on any assets, or guarantee, assume, endorse, or otherwise become responsible for the obligations of any other Person in excess of $500,000.00 (five hundred thousand dollars) in a single transaction or series of related transactions, or in excess of $1,000,000.00 (one million dollars), in the aggregate at any time outstanding;

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(e) make any loan or advance to, or a capital contribution or investment in, any Person in excess of $500,000.00 (five hundred thousand dollars);

(f) appoint or remove the Company’s auditors or make any changes in the accounting methods or policies of the Company (other than as required by GAAP);

(g) enter into, amend in any material respect, waive, or terminate any Related Party Agreement other than the entry into a Related Party Agreement that is on an arm’s length basis and on terms no less favorable to the Company than those that could be obtained from an unaffiliated third party;

(h) enter into or effect any transaction or series of related transactions involving the purchase, lease, license, exchange, or other acquisition (including by merger, consolidation, acquisition of shares of stock or acquisition of assets) by the Company of any assets and/or equity interests of any Person, other than in the ordinary course of business consistent with past practice;

(i) enter into or effect any transaction or series of related transactions involving the sale, lease, license, exchange, or other disposition (including by merger, consolidation, sale of shares of stock, or sale of assets) by the Company of any assets, individually or cumulatively, having a value in excess of $1,000,000.00 (one million dollars), other than sales of inventory in the ordinary course of business consistent with past practice;

(j) establish a Subsidiary or enter into any joint venture or similar business arrangement;

(k) enter into or amend any material term of: (i) any employment agreement or arrangement with any senior employee of the Company; (ii) the compensation (including salary, bonus, deferred compensation, or otherwise) or benefits of any senior employee of the Company; (iii) any stock option, employee stock purchase, or similar equity-based plans; (iv) any benefit, severance, or other similar plan; or (v) any annual bonus plan or any management equity plan;

(l) settle any lawsuit, action, dispute, or other proceeding or otherwise assume any liability with a value in excess of $500,000.00 (five hundred thousand dollars) or agree to the provision of any equitable relief by the Company;

(m) elect or remove (with or without cause) any officer of the Company;

(n) initiate or consummate an Initial Public Offering or make a public offering and sale of Shares or any other securities;

(o) make any investments in any other Person in excess of $500,000.00 (five hundred thousand dollars); or

(p) wind up, dissolve, liquidate, or terminate the Company or initiate a bankruptcy proceeding involving the Company.

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Section 2.03 Subsidiaries. With respect to any Subsidiary of the Company that is established in accordance with the terms of this Agreement, the Initial Stockholders shall have the same management, voting, and board of director representation rights with respect to such Subsidiary as the Initial Stockholders have with respect to the Company. The Initial Stockholders shall, and shall cause their Director designees to, take all such actions as may be necessary or desirable to give effect to this provision.

ARTICLE III

TRANSFER OF INTERESTS

Section 3.01 General Restrictions on Transfer.

(a) Except as permitted pursuant to Section 3.01(b) or in accordance with the procedures described in Section 3.02 or Article IV, each Stockholder acknowledges and agrees that such Stockholder (or any Permitted Transferee of such Stockholder) shall not, directly or indirectly, voluntarily or involuntarily, Transfer any of its Shares prior to the consummation of a Public Offering without the prior written consent of the Board, except:

(i) pursuant to Section 3.02;

(ii) when required of a Drag-Along Stockholder pursuant to Section 3.04;

(iii) pursuant to Section 3.03;

(iv) pursuant to a Public Offering;

(v) in the case of unrestricted Shares that were acquired pursuant to Regulation A, Tier 2 of the Securities Act, in accordance with application state and federal securities laws governing secondary sales; or

(vi) as otherwise set forth in a stock option plan or applicable award agreement pursuant thereto.

In the event consent is provided by the Board pursuant to this any such Transfer by a Stockholder shall be made only in strict accordance with federal and state securities laws, and the restrictions, conditions and procedures described in the other provisions of this ARTICLE III.

(b) Other Transfer Restrictions. Notwithstanding any other provision of this Agreement (including Section 3.02), prior to the consummation of a Public Offering, each Stockholder agrees that it will not, directly or indirectly, Transfer any of its Shares or Share Equivalents, and the Company agrees that it shall not issue any Shares or Share Equivalents:

(i) except as permitted under the Securities Act and other applicable federal or state securities or blue sky laws, and then, with respect to a Transfer of Shares or Share Equivalents, if requested by the Company, only upon delivery to the Company of a written opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act;

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(ii) if such Transfer or issuance would cause the Company or any Subsidiary to be required to register as an investment company under the Investment Company Act of 1940, as amended; or

(iii) if such Transfer or issuance would cause the assets of the Company or any Subsidiary to be deemed “Plan Assets” as defined under the Employee Retirement Income Security Act of 1974 (“ERISA”) or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company or any Subsidiary.

(c) Restricted Legends. In addition to any legends required by Applicable Law, each certificate representing the Shares of the Company now owned or that may hereafter be acquired by the Stockholders shall bear a legend substantially in the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT AMONG THE COMPANY AND ITS STOCKHOLDERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT.

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.”

(d) Joinder Agreement. Except with respect to any Transfer pursuant to a Public Offering or a Drag-Along Sale, no Transfer of Shares or Share Equivalents pursuant to any provision of this Agreement shall be deemed completed until the Transferee shall have entered into a joinder agreement in form and substance reasonably acceptable to the Board.

(e) Transfers in Violation of this Agreement. Any Transfer or attempted Transfer of any Shares or Share Equivalents in violation of this Agreement, including any failure of a Transferee, as applicable, to enter into a Joinder Agreement pursuant to Section 3.01(d) above, shall be null and void, no such Transfer shall be recorded on the Company’s books and the purported Transferee in any such Transfer shall not be treated (and the Stockholder proposing to make any such Transfer shall continue be treated) as the owner of such Shares or Shares Equivalents for all purposes of this Agreement.

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Section 3.02 Permitted Transfers. Subject to Section 3.01 above, including the requirement to enter into a Joinder Agreement pursuant to Section 3.01(d) above, the provisions of Section 3.03 and Section 3.04 shall not apply to any of the following Transfers by any Stockholder of any of its Shares or Share Equivalents to:

(a) an Affiliate of such Stockholder;

(b) a trust under which the distribution of Shares may be made only to such Stockholder and/or any Family Members of such Stockholder;

(c) a charitable remainder trust, the income from which will be paid only to such Stockholder during his life; or

(d) a corporation, partnership or limited liability company, the stockholders, partners or members of which are only such Stockholder and/or Family Members of such Stockholder.

Section 3.03 Right of First Refusal.

(a) If at any time a Non-Initial Stockholder (such Non-Initial Stockholder, for purposes of this Section 3.03, an “Offering Stockholder”) receives a bona fide offer from any Third Party Purchaser to purchase all or any portion of the Shares (the “Offered Shares”) owned by the Offering Stockholder and the Offering Stockholder desires to Transfer the Offered Shares (other than Transfers that are permitted by Section 3.02), then the Offering Stockholder must first make an offering of the Offered Shares to the Company and then to the Initial Stockholders in accordance with the provisions of this Section 3.03.

(b) The Offering Stockholder shall, within five (5) Business Days of receipt of the offer from the Third Party Purchaser, give written notice (the “Offering Stockholder Notice”) to the Company stating that it has received a bona fide offer from a Third Party Purchaser and specifying:

(i) the number of Offered Shares to be Transferred by the Offering Stockholder;

(ii) the name of the Third Party Purchaser;

(iii) the per share purchase price and the other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and

(iv) the proposed date, time, and location of the closing of the Transfer, which shall not be less than sixty (60) days from the date of the Offering Stockholder Notice is sent to the Company.

The Offering Stockholder Notice shall constitute the Offering Stockholder’s offer to Transfer the Offered Shares to the Company, which offer shall be irrevocable until the end of the ROFR Notice Period.

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(c) Upon receipt of the Offering Stockholder Notice, the Company shall have ten (10) Business Days (the “ROFR Notice Period”) to elect to redeem all (but not less than all) of the Offered Shares by delivering a written notice (a “ROFR Notice”) to the Offering Stockholder stating that it offers to redeem such Offered Shares on the terms specified in the Offering Stockholder Notice. Any ROFR Notice shall be binding upon delivery and irrevocable by the Company.

(d) If the Company affirmatively declines or fails to elect to redeem the Offered Shares within the ROFR Notice Period as provided in Section 3.03(c), then the Offering Stockholder shall promptly deliver the Offering Stockholder Notice to the Initial Stockholders. Upon receipt of the Offering Stockholder Notice, each Initial Stockholder shall have ten (10) Business Days (the “Secondary ROFR Notice Period”) to elect to purchase all (but not less than all) of the Offered Shares by delivering a ROFR Notice to the Offering Stockholder and the Company stating that it offers to purchase such Offered Shares on the terms specified in the Offering Stockholder Notice. Any ROFR Notice shall be binding upon delivery and irrevocable by the applicable Initial Stockholder. If more than one Initial Stockholder delivers a ROFR Notice, each such Stockholder (the “Purchasing Stockholder”) shall be allocated its pro-rata portion of the Offered Shares, which shall be based on the proportion of the number of Shares such Purchasing Stockholder owns relative to the total number of Shares owed by all of the Purchasing Stockholders.

(e) If an Initial Stockholder does not deliver a ROFR Notice during the Secondary ROFR Notice Period, then such Initial Stockholder shall be deemed to have waived all of such Initial Stockholder’s rights to purchase the Offered Shares under this Section 3.03, and the Offering Stockholder shall thereafter, subject to the rights of any Purchasing Stockholder and compliance with Section 3.02, be free to sell the Offered Shares to the Third Party Purchaser on terms and conditions no more favorable to the Third Party Purchaser than those set forth in the Offering Stockholder Notice.

(f) If no Initial Stockholder delivers a ROFR Notice during the Secondary ROFR Notice Period, then Offering Stockholder may, during the sixty (60) day period immediately following the expiration of the Secondary ROFR Notice Period, which period may be extended for a reasonable time not to exceed ninety (90) days following expiration of the Secondary ROFR Notice Period to the extent reasonably necessary to obtain any required Government Approvals (the “Waived ROFR Transfer Period”), and subject to compliance with Section 3.02, Transfer all of the Offered Shares to the Third Party Purchaser on terms and conditions no more favorable to the Third Party Purchaser than those set forth in the Offering Stockholder Notice. If the Offering Stockholder does not Transfer the Offered Shares within such period or, if applicable, within the Waived ROFR Transfer Period, the rights provided hereunder shall be deemed to be revived and the Offered Shares shall not be Transferred to the Third Party Purchaser unless the Offering Stockholder sends a new Offering Stockholder Notice to the Company and the Initial Stockholders in accordance with, and otherwise complies with, this Section 3.03.

(g) By delivering the Offering Stockholder Notice, the Offering Stockholder represents and warrants to the Company and to each Initial Stockholder that: (i) the Offering Stockholder has full right, title, and interest in and to the Offered Shares; (ii) the Offering Stockholder has all the necessary power and authority and has taken all necessary action to Transfer such Offered Shares as contemplated by this Section 3.03; and (iii) the Offered Shares are free and clear of any and all Liens other than those arising as a result of or under the terms of this Agreement.

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(h) Each Stockholder shall take all actions as may be reasonably necessary to consummate the Transfer contemplated by this Section 3.03, including entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(i) At the closing of any Transfer pursuant to this Section 3.03, the Offering Stockholder shall deliver to the Company or the Purchasing Stockholders, as the case may be, a certificate or certificates representing the Offered Shares to be sold (if any), accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor from the Company or such Purchasing Stockholders by certified or official bank check or by wire transfer of immediately available funds.

Section 3.04 Drag-Along.

(a) If one or more Stockholders (each, a “Selling Stockholder”) intend to sell, in one transaction or a series of transactions, Shares to a Third Party Purchaser, after complying with Sections 3.01 and 3.03, as applicable, that constitute in the aggregate more than 50% of the Company’s total outstanding Shares, and it is a condition of the Third Party Purchaser for the completion of such sale that such Third Party Purchaser purchase all of the Company’s issued and outstanding Shares, then the Selling Stockholder(s) shall have the right (the “Drag-Along Right”) to require each other Stockholder (each, a “Remaining Stockholder”) to sell all, but not less than all of its Shares to the Third Party Purchaser on the same terms and conditions, mutatis mutandis, as are applicable to the sale by the Selling Stockholder(s) of all of its/their Shares to the Third Party Purchaser and otherwise in accordance with the following provisions:

(b) The Drag-Along Right may only be exercised by written notice (the “Drag Along Notice”) from the Selling Stockholder(s) and the Third Party Purchaser to the Remaining Stockholders.

(c) The Drag-Along Notice shall:

(i) state the name of the Third Party Purchaser, the name of each Selling Stockholder and the number of Shares of each Selling Stockholder being sold, the purchase price for the Shares being sold (expressed and payable in United States funds on a per-Share basis) and the time, date and place of completion of the sale and purchase of such Shares;

(ii) include written confirmation from the Third Party Purchaser that it is a condition of the completion of such purchase and sale that the Third Party Purchaser purchase all of the Company’s issued and outstanding Shares; and

(iii) be given no later than 30 days before the date fixed for completion of the sale by the Selling Stockholder(s) of its/their Shares to the Third Party Purchaser.

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(d) The delivery of the Drag-Along Notice to a Remaining Stockholder shall constitute an irrevocable and binding obligation of the Remaining Stockholder to sell, and the Third Party Purchaser to purchase, all of the Remaining Stockholder’s Shares on the same terms and conditions, mutatis mutandis, as are applicable to the sale by the Selling Stockholder(s) of its/their Shares to the Third Party Purchaser and on such other applicable terms and conditions as set forth in this Section 3.04.

(e) Notwithstanding the forgoing provisions of this Section 3.04, any Remaining Stockholder who is not a director, officer, or management-level employee of the Company (or an Affiliate of such a Person) shall only be obligated to make individual representations and warranties with respect to such Remaining Stockholder’s title to and ownership of such Remaining Stockholder’s Shares, authorization, execution and delivery of relevant documents, enforceability of such documents against such Remaining Stockholder, and other matters directly relating to such Remaining Stockholder, but not with respect to any of the foregoing with respect to Shares owned by the Selling Stockholder(s); provided, further, that all representations, warranties, covenants and indemnities shall be made by each Selling Stockholder(s) and each Remaining Stockholder severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by each Selling Stockholder and each Remaining Stockholder, in each case in an amount not to exceed the aggregate proceeds received by each Selling Stockholder and each such Remaining Stockholder in connection with the sale of Shares.

(f) At or before the time of completion of the sale of the Shares of each Remaining Stockholder to the Third Party Purchaser, each such Remaining Stockholder shall (i) cause to be discharged any and all Liens against its Shares, and (ii) execute and deliver to the Third Party Purchaser, against payment for such Shares, all stock certificates representing such Shares, duly endorsed for transfer or with duly executed stock powers or other assignment forms attached.

(g) Effective upon a Remaining Stockholder failing at the prescribed time to complete a sale of its Shares to a Third Party Purchaser, as described in Section 3.04(f), such Remaining Stockholder hereby irrevocably appoints the Secretary of the Company or, in the Secretary’s absence or failure to act, any other officer of the Company as attorney and agent for, and in the name and on behalf of, such Remaining Stockholder to execute and deliver to the Third Party Purchaser a stock power or other assignment form and all such other agreements, instruments and documents as such Third Party Purchaser may reasonably require to effectuate the sale to it of the Shares of such Remaining Stockholder, and such Remaining Stockholder hereby ratifies and confirms all that the Secretary or such other officer of the Company may lawfully do or cause to be done by virtue of his/her appointment herein as the attorney and agent for such Remaining Stockholder for the limited purposes set forth in this Section 3.04(g). The foregoing power of attorney is coupled with an interest and may not be revoked in any manner or for any reason. Any out-of-pocket costs incurred by any Company officer in taking any such authorized actions in his/her capacity as attorney and agent for such Remaining Stockholder (including legal and other professional fees and amounts paid to creditors holding Liens in or over the Shares of such Remaining Stockholder) shall be for the sole account of such Remaining Stockholder, and shall be deducted from the purchase price payable to such Remaining Stockholder for its Shares.

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ARTICLE IV

CORPORATE OPPORTUNITIES AND CONFIDENTIALITY

Section 4.01 Corporate Opportunities. Except as otherwise provided in the second sentence of this Section 4.01: (a) no Stockholder or any of its Permitted Transferees or any of their respective Representatives shall have any duty to communicate or present an investment or business opportunity or prospective economic advantage to the Company in which the Company may, but for the provisions of this Section 4.01, have an interest or expectancy (a “Corporate Opportunity”); and (b) no Stockholder or any of its Permitted Transferees or any of their respective Representatives (even if such Person is also an officer or Director of the Company) shall be deemed to have breached any fiduciary or other duty or obligation to the Company by reason of the fact that any such Person pursues or acquires a Corporate Opportunity for itself or its Permitted Transferees or directs, sells, assigns, or transfers such Corporate Opportunity to another Person or does not communicate information regarding such Corporate Opportunity to the Company. The Company renounces any interest in a Corporate Opportunity and any expectancy that a Corporate Opportunity will be offered to the Company; provided, that the Company does not renounce any interest or expectancy it may have in any Corporate Opportunity that is offered to an officer or Director of the Company (whether or not such individual is also a Director or officer of a Stockholder) if such opportunity is expressly offered to such Person in his or her capacity as an officer or Director of the Company. The Stockholders hereby recognize that the Company reserves such rights.

Section 4.02 Confidentiality.

(a) Each Stockholder acknowledges that during the term of this Agreement, it may have access to and become acquainted with trade secrets, proprietary information, and confidential information belonging to the Company and its Affiliates that are not generally known to the public, including, but not limited to, information concerning business plans, financial statements, and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists, or other business documents that the Company treats as confidential, in any format whatsoever (including oral, written, electronic, or any other form or medium) (collectively, “Confidential Information”). In addition, each Stockholder acknowledges that: (i) the Company has invested, and continues to invest, substantial time, expense, and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides the Company with a competitive advantage over others in the marketplace; and (iii) the Company would be irreparably harmed if the Confidential Information were disclosed to Competitors or made available to the public. Without limiting the applicability of any other agreement to which any Stockholder is subject, each Stockholder shall, and shall cause its Representatives to, keep confidential and not, directly or indirectly, disclose or use (other than solely for the purposes of such Stockholder monitoring and analyzing its investment in the Company) at any time, including, without limitation, use for personal, commercial, or proprietary advantage or profit, either during its association with the Company or thereafter, any Confidential Information of which such Stockholder is or becomes aware. Each Stockholder in possession of Confidential Information shall, and shall cause its Representatives to, take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss, and theft.

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(b) Nothing contained in Section 4.02(a) shall prevent any Stockholder from disclosing Confidential Information: (i) upon the order of any court or administrative agency; (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Stockholder; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories, or other discovery requests; (iv) to the extent necessary in connection with the exercise of any remedy hereunder; (v) to other Stockholders; (vi) to such Stockholder’s Representatives who, in the reasonable judgment of such Stockholder, need to know such Confidential Information and agree to be bound by the provisions of this Section 4.02 as if a Stockholder before receiving such Confidential Information; or (vii) to any Permitted Transferee of such Stockholder in connection with a potential Transfer of Shares from such Stockholder, as long as such Permitted Transferee agrees in writing to be bound by the provisions of this Section 4.02 as if a Stockholder before receiving such Confidential Information; provided, that in the case of clause (i), (ii), or (iii), such Stockholder shall notify the Company of the proposed disclosure as far in advance of such disclosure as practicable (but in no event make any such disclosure before notifying the Company) and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company, when and if available.

(c) The restrictions of Section 4.02(a) shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by a Stockholder or any of its Representatives in violation of this Agreement; (ii) is or has been independently developed or conceived by such Stockholder without use of Confidential Information; or (iii) becomes available to such Stockholder or any of its Representatives on a non- confidential basis from a source other than the Company, the other Stockholders, or any of their respective Representatives, provided, that such source is not known by the receiving Stockholder to be bound by a confidentiality agreement regarding the Company.

(d) The obligations of each Stockholder under this Section 4.02 shall survive: (i) the termination, dissolution, liquidation, and winding up of the Company; and (ii) such Stockholder’s Transfer of its Shares.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.01 Representations and Warranties. Each Stockholder, severally and not jointly, represents and warrants to the Company and each other Stockholder that:

(a) For each such Stockholder that is not an individual, such Stockholder is duly organized, validly existing, and in good standing under the laws of its state of formation.

(b) Such Stockholder has full capacity and, for each such Stockholder that is not an individual, power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. For each such Stockholder that is not an individual, the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of such Stockholder. Such Stockholder has duly executed and delivered this Agreement.

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(c) This Agreement constitutes the legal, valid, and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby require no action by, or in respect of, or filing with, any Governmental Authority.

(d) The execution, delivery, and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not: (i) conflict with or result in any violation or breach of any provision of any of the governing documents of such Stockholder; (ii) conflict with or result in any violation or breach of any provision of any Applicable Law; or (iii) require any consent or other action by any Person under any provision of any material agreement or other instrument to which the Stockholder is a party.

(e) Except for this Agreement (and the Original Stockholders Agreement, the Amended and Restated Stockholders Agreement, and the Second Amended and Restated Stockholders Agreement, if such Stockholder was a party thereto, and which agreements have been amended, restated, and replaced in their entirety), such Stockholder has not entered into or agreed to be bound by any other agreements or arrangements of any kind with any other party with respect to the Shares, including agreements or arrangements with respect to the acquisition or disposition of the Shares or any interest therein or the voting of the Shares (whether or not such agreements and arrangements are with the Company or any other Stockholder).

(f) Stockholder has obtained or will obtain the appropriate consent from their spouse or partner, as may be required in their jurisdiction, to execute this Agreement.

(g) Subject to the other provisions of this Agreement, the representations and warranties contained herein shall survive the date of this Agreement and shall remain in full force and effect for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof).

ARTICLE VI

TERM AND TERMINATION

Section 6.01 Termination. This Agreement shall terminate upon the earliest of:

(a) the consummation of an Initial Public Offering;

(b) the consummation of a merger or other business combination involving the Company whereby the Shares become listed or admitted to trading on the Nasdaq Stock Market, the New York Stock Exchange, or another national securities exchange;

(c) the date on which none of the Stockholders holds any Shares;

(d) the termination, dissolution, liquidation, or winding up of the Company; or

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(e) the agreement of the Stockholders holding all of the issued and outstanding Shares, acting together and by written instrument.

Section 6.02 Effect of Termination.

(a) The termination of this Agreement shall terminate all further rights and obligations of the Stockholders under this Agreement except that such termination shall not effect:

(i) the existence of the Company;

(ii) the obligation of any party to this Agreement to pay any amounts arising on or prior to the date of termination, or as a result of or in connection with such termination;

(iii) the rights which any Stockholder may have by operation of law as a stockholder of the Company; or

(iv) the rights contained herein which by their terms are intended to survive termination of this Agreement.

(b) The following provisions shall survive the termination of this Agreement: Section 4.02 (as and to the extent provided in Section 4.02(d)), this Section 6.02, Section 7.04, Section 7.11, Section 7.12, Section 7.13, Section 7.14, Section 7.15, and Section 7.16.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.02 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Stockholder hereby agrees, at the request of the Company or any other Stockholder, to execute and deliver such additional documents, certificates, instruments, conveyances, and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 7.03 Release of Liability. In the event any Stockholder Transfers all the Shares held by such Stockholder in compliance with the provisions of this Agreement without retaining any interest therein, then such Stockholder shall cease to be a party to this Agreement and shall be relieved from all obligations arising hereunder for events occurring from and after the date of such Transfer. For avoidance of doubt, noting in this Agreement shall obligate a Stockholder to contribute any additional capital to the Company.

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Section 7.04 Notices.

(a) All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (iv) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

(b) Such communications in Section 7.04(a) must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.04):

(i) if to the Company, at its principal office address;

(ii) if to a Stockholder, at the address set forth on Schedule A attached hereto;

(iii) if to a Permitted Transferee of Shares or any other Stockholder other than the Current Stockholders (A) at the address set forth on the respective Joinder Agreement executed by such party; or (B) if an address is neither set forth on such Joinder Agreement nor provided to the Company in a notice given in accordance with this Section 7.04, at such party’s last known address; and

(iv) if to the Spouse of a Stockholder: (A) if applicable, in care of the Spouse’s attorney of record at the attorney’s address; or (B) if the Spouse is unrepresented, at the Spouse’s last known address.

Section 7.05 Preparation of Document; Independent Counsel. Each party to this Agreement acknowledges that:

(a) Dickinson Wright, PLLC has only represented the Company with respect to the preparation of this Agreement, and has not represented, and does not represent, any other Stockholder with respect to such matters;

(b) each Stockholder has been advised that a conflict may exist between such Stockholder’s interests, the interests of the other Stockholders, and/or the interests of the Company;

(c) this Agreement may have significant legal, financial planning, and/or tax consequences to each Stockholder;

(d) each Stockholder has sought, or has had the full opportunity to seek, the advice of independent legal, financial planning, and/or tax counsel of its choosing regarding such consequences; and

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(e) Dickinson Wright, PLLC has made no representations to any Stockholder or the Company regarding such consequences.

Section 7.06 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 7.07 Entire Agreement. This Agreement and the Governing Documents constitute the sole and entire agreement of the parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency or conflict between this Agreement and any Governing Document, the Stockholders and the Company shall, to the extent permitted by Applicable Law, amend such Governing Document to comply with the terms of this Agreement.

Section 7.08 Successors and Assigns; Assignment. Subject to the rights and restrictions on Transfers set forth in this Agreement, this Agreement is binding upon and inures to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and permitted assigns. This Agreement may not be assigned by any Stockholder except as permitted in this Agreement (or as otherwise consented to in writing by all the other Stockholders prior to the assignment) and any such assignment in violation of this Agreement shall be null and void.

Section 7.09 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.10 Amendment and Modification. This Agreement may only be amended, modified, or supplemented by an instrument in writing executed by the Company and the Stockholders by Supermajority Approval. Any such written amendment, modification, or supplement will be binding upon the Company and each Stockholder.

Section 7.11 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

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Section 7.12 Governing Law. This Agreement, including all Exhibits and Schedules hereto, and all matters arising out of or relating to this Agreement, shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction).

Section 7.13 Submission to Jurisdiction.

(a) The parties hereby agree that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort, or otherwise, shall be brought in the Eighth Judicial District Court of Clark County, Nevada (or, if the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction over any such suit, action, or proceeding, then any other state district court located in the State of Nevada shall be the sole and exclusive forum therefor, and in the event that no state district court in the State of Nevada has jurisdiction over any such suit, action, or proceeding, then a federal court located within the State of Nevada shall be the sole and exclusive forum therefor), so long as one of such courts shall have subject-matter jurisdiction over such suit, action, or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Nevada. Provided that, should the matter subject to this provision arise under the Securities Act, the matter shall be brought in Eighth Judicial District Court of Clark County, Nevada. Further provided, should the matter subject to this provision arise under the Exchange Act, the matter shall be brought in a federal court located within the State of Nevada.

(b) Each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action, or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the venue of any such suit, action, or proceeding in any such court or that any such suit, action, or proceeding which is brought in any such court has been brought in an inconvenient forum. Service of process, summons, notice, or other document by certified or registered mail to the address set forth in Section 7.04 shall be effective service of process for any suit, action, or other proceeding brought in any such court.

Section 7.14 Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. BY AGREEING TO THIS WAIVER, EACH PARTY IS NOT DEEMED TO WAIVE THE COMPANY’S COMPLIANCE WITH THE FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

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Section 7.15 Equitable Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 7.16 Remedies Cumulative. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Section 7.17 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 7.18 Stockholders Schedule. As of the date hereof, each Stockholder owns the number, class, and percentage of the issued and outstanding Shares set forth opposite such Stockholder’s name on Schedule A hereto. After the date hereof, the Company shall update Schedule A from time to time to reflect any additional Shares issued by the Company and the Transfer of any Shares in accordance with this Agreement.

[signature(s) on following page(s)]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

COMPANY:

BOXABL INC.,
a Nevada corporation

By:	/s/ Paolo Tiramani
Name:	Paolo Tiramani
Title:	President

S-1

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of as the Effective Date.

STOCKHOLDERS: (only complete one signature block-either “individual” or “entity”)

INDIVIDUAL:	CORPORATION, LLC, PARTNERSHIP, TRUST OR OTHER ENTITY:

Paolo Tiramani	The Paolo Tiramani 2020 Family Gift Trust under trust instrument dated July 20, 2020

		By:	/s/ Galiano Tiramani
/s/ Paolo Tiramani			Signature of Stockholder
Signature of Stockholder		Name:	Galiano Tiramani
		Title:	Trustee
Date:	10/05/2023	Date:	10/05/2023

[Stockholder Signature Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of as the Effective Date.

STOCKHOLDERS: (only complete one signature block-either “individual” or “entity”)

INDIVIDUAL:	CORPORATION, LLC, PARTNERSHIP, TRUST OR OTHER ENTITY:

Galiano Tiramani	The Galiano Tiramani 2020 Family Gift Trust under trust instrument dated July 20, 2020

		By:	/s/ Paolo Tiramani
/s/ Galiano Tiramani			Signature of Stockholder
Signature of Stockholder		Name:	Paolo Tiramani
		Title:	Trustee
Date:	10/05/2023	Date:	10/05/2023

[Stockholder Signature Page]

SCHEDULE A

STOCKHOLDERS

(see attached)

Schedule A

EXHIBIT A

FORM OF JOINDER AGREEMENT

The undersigned hereby agrees, effective as of _______________, 20__ to become a party to and be bound by that certain Second Amended and Restated Stockholders Agreement (as it may be amended or restated hereafter and from time to time, the “Agreement”) dated as of April 7, 2022, by and among Boxabl Inc., a Nevada corporation (the “Company”), and the other parties named therein, and for all purposes of the Agreement, the undersigned shall be included within the term “Stockholder” (as defined in the Agreement). The address to which notices may be sent to the undersigned is as follows:

Address for notices:

Signature

Print Name

Exhibit A

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